Exhibit 99.1


[WEST CORPORATION LOGO]




West Corporation                    AT THE COMPANY:

11808 Miracle Hills Drive           Carol Padon
Omaha, NE 68154                     Investor Relations

                                    (402) 963-1500


             West Corporation Announces Updated Financial Guidance &
                               Management Change

OMAHA, NE, September 12, 2002 - West Corporation (NASDAQ: WSTC), a leading provider of integrated customer contact solutions focused on helping Fortune 1000 companies acquire, manage, retain and grow their customer relationships, today announced updated 2002 financial guidance. The company expects third quarter revenues in the range of $202 - 205 million leading to net income of approximately $13.6 - 13.9 million and diluted earnings per share of approximately $0.20. For the full year 2002, the company expects revenues of $828 - $833 million and net income of $75 - $77 million.

"Our expected results for the third quarter have been lowered. This is primarily the result of two factors," stated Thomas B. Barker, President and Chief Executive Officer. "First, we have experienced higher than anticipated costs related to bad debt. Second, during August some of our clients changed their plans resulting in reduced call volume in the third quarter."

The company also announced that Paul Mendlik has been named as the company's new Chief Financial Officer. He joins West Corporation with more than 25 years of experience with Deloitte & Touche. Mr. Mendlik has been a partner with Deloitte since 1984 and has served as the regional partner overseeing the audit and assurance practice.

"We are fortunate to have a seasoned executive of Paul's caliber joining West Corporation," stated Barker. "We believe his in-depth knowledge of our company will help us achieve our corporate goals and permit a quick and smooth transition."

Mr. Mendlik replaces Michael Micek, who has served as West Corporation's CFO & Treasurer since 1990 and will remain as a consultant to the company going forward.

Conference Call
---------------

The company will hold a conference call to discuss these matters on September 13th at 10:00 AM Central Time. Investors may access the call by dialing 1-888-412-9257 with the conference ID: 5695664. If you are unable to participate during the live conference call, a replay of the call will be available two hours following the conference at 800-642-1687, for one week until September 20, 2002.

About West Corporation
----------------------

West Corporation is a leading provider of integrated customer contact solutions focused on helping Fortune 1000 companies acquire, manage, retain and grow their customer relationships.

West's customized solutions include large volume agent based transaction processing, interactive voice response, Web-enabled customer contact solutions and business-to-business marketing services. The company's operational strength and proprietary technology enables it to develop long-term partnerships with its clients and drive greater value from each customer interaction.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 24,000 employees, occupying thirty-five state-of-the-art contact centers and eight interactive automated voice and data processing centers across North America and India.

For more information, please visit www.west.com.

Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include, but are not limited to: planned expansion of operating facilities; labor market conditions; mergers, acquisitions, or joint ventures, including their execution; customer concentrations; technological innovation; and general economic conditions. Further information regarding the factors that could cause actual results to differ from expected or projected results can be found in documents filed by the Company with the United States Securities and Exchange Commission (the "SEC").

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